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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IMPLANT SCIENCES CORPORATION
(Exact Name of Registrant as Specified in its Charter)

MASSACHUSETTS (State or other jurisdiction of Incorporation or Organization)	04-2837126 (IRS Employer Identification No.)
107 AUDUBON ROAD #5 WAKEFIELD, MA (Address of Principal Executive Offices)	01880 (Zip Code)

IMPLANT SCIENCES CORPORATION
2000 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN
(Full Title of the Plan)

ANTHONY J. ARMINI
107 Audubon Road, #5
Wakefield, Massachusetts 01880
(781) 246-0700/Facsimile No.: (781) 246-1167
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

DAVID SELENGUT, ESQ.
ELLENOFF GROSSMAN & SCHOLE LLP
370 Lexington Avenue
New York, New York 10017
(212) 370-1300/Facsimile No.: (212) 370-7889

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock ($.10 par value)	1,000,000 shares	$7.60	$7,600,000	$614.84(2)

(1)
Estimated solely for the purposes of determining the registration fee.

(2)
In accordance with Rules 457(c) and (h) under the Securities Act of 1933, the calculation with respect to shares issuable pursuant to options granted or that may be granted under the 2000 Plan but that have not yet been exercised as of December 9, 2003 is based on the average of the high and low sale prices reported on the American Stock Exchange on December 9, 2003.

PART I

        Explanatory Note. In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the "Commission"), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the plan. The Information required by Part I is included in documents sent or given to participants in the 2000 Plan of Implant Sciences Corporation.(the "Registrant" or the "Company"), pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated in this Registration Statement by reference:

  (a)
  Our annual report, filed with the Securities and Exchange Commission on Form 10-KSB, for the fiscal year ended June 30, 2003, as amended on our Form 10-KSB/A; Form 10-QSB for the quarter ended September 30, 2003.

  (b)
  The description of the our common stock contained in the registration statement on Form 8-A filed with the Securities and Exchange Commission on April 21, 1999 under Section 12 of the Securities Exchange Act, including any amendments and reports subsequently filed for the purpose of updating such description.

        All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Article VI.C. of our Amended and Restated Articles of Organization provides that a director shall not have personal liability to the company or its stockholders for monetary damages arising out of the director's breach of fiduciary duty as a director of the company, to the maximum extent permitted by Massachusetts law. Section 13(b)(1 1/2) of Chapter 156B of the Massachusetts General Laws provides that the articles of organization of a corporation may state a provision eliminating or limiting the personal liability of a director to a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under sections 61 or 62 of Chapter 156B of the Massachusetts General Laws, which relate to liability for unauthorized distributions and loans to insiders, respectively, or (iv) for any transaction from which the director derived an improper personal benefit.

        Article VI.D. of our Amended and Restated Articles of Organization further provides that the company shall, to the fullest extent authorized by Chapter 156B of the Massachusetts General Laws, indemnify each person who is, or shall have been, a director or officer of the company or who is or was a director or employee of the company and is serving, or shall have served, at our request, as a director or officer of another organization or in any capacity with respect to any employee benefit plan of the company, against all liabilities and expenses (including judgments, fines, penalties, amounts paid or to be paid in settlement, and reasonable attorneys' fees) imposed upon or incurred by any such person in connection with, or arising out of, the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which they may be involved by reason of being or having been such a director or officer or as a result of service with respect to any such employee benefit plan. Section 67 of Chapter 156B of the Massachusetts General Laws authorizes a corporation to indemnify its directors, officers, employees and other agents unless such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such action was in the best interests of the corporation or, to the extent such matter related to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

        The effect of these provisions would be to permit indemnification by us for, among other liabilities, liabilities arising out of the Securities Act of 1933, as amended (the "Securities Act").

        Section 67 of Chapter 156B of the Massachusetts General Laws also affords a Massachusetts corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. We intend to procure a directors and officers liability and company reimbursement liability insurance policy that (i) insures our directors and officers against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (ii) insures us against losses (above a deductible amount) arising from any such claims, but only if we are required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of the our Amended and Restated Articles of Organization or Amended and Restated By-Laws.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8. EXHIBITS.

4.1	Specimen certificate for the common stock of the company (included as Exhibit 4.1 to our Registration Statement on Form SB-2, Registration Number 333-64499, and incorporated herein by reference)
5.1	Opinion of Counsel
10.1	2000 Incentive and Non-Qualified Stock Option Plan
23.1	Consent of BDO Seidman, LLP, Independent Auditors
23.2	Consent of Ernst & Young LLP, Independent Auditors
23.3	Consent of Counsel (included in Exhibit 5.1)
24.1	Power of Attorney (contained on the signature page)

ITEM 9. UNDERTAKINGS.

1.
The undersigned registrant hereby undertakes:

(a)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which,

    individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        Provided, however, that paragraphs 1(a)(i) and 1(a)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

  (b)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wakefield, Massachusetts, on this 11th day of December, 2003.

IMPLANT SCIENCES CORPORATION
By:	/s/ ANTHONY J. ARMINI Anthony J. Armini President, Chief Executive Officer & Chairman of the Board of Directors (Principal Executive Officer)

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Anthony J. Armini true and lawful attorney-in-fact and agent with full power of substitution, for and in such name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which he may deem necessary or advisable to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any substitute or substitutes for him may lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 11, 2003.

Signature	Title	Date

/s/ ANTHONY J. ARMINI Anthony J. Armini	President, Chief Executive Officer (Principal Executive Officer) and Director	December 11, 2003
/s/ DIANE J. RYAN Diane J. Ryan	Chief Financial Officer	December 11, 2003
/s/ STEPHEN N. BUNKER Stephen N. Bunker	Secretary/Director	December 11, 2003
/s/ MICHAEL SZYCHER Michael Szycher	Director	December 11, 2003
/s/ DAVID EISENHAURE David Eisenhaure	Director	December 11, 2003
/s/ SHAUN CAVE Shaun Cave	Director	December 11, 2003

EXHIBIT INDEX

Exhibit No.	Description
4.1	Specimen certificate for the common stock of the company included as Exhibit 4.1 to our Registration Statement on Form SB-2, Registration Number 333-64499, and incorporated herein by reference)
5.1	Opinion of Counsel
10.1	2000 Incentive and Non-Qualified Stock Option Plan
23.1	Consent of BDO Seidman, LLP, Independent Auditors
23.2	Consent of Ernst & Young LLP, Independent Auditors
23.3	Consent of Counsel (included in Exhibit 5.1)
24.1	Power of Attorney (contained on the signature page)

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  PART I
  PART II
  ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
  ITEM 4. DESCRIPTION OF SECURITIES.
  ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
  ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
  ITEM 8. EXHIBITS.
  ITEM 9. UNDERTAKINGS.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX